Exhibit 99.1

CONTACTS:	Michael Newman
Sarah Lum	Investor Relations for Harmonic
Media Relations for Harmonic	StreetConnect
+1.408.543.2392	+1.408.542.2760
sarah.lum@harmonicinc.com	hlit@stct.com
HARMONIC APPOINTS CHARLES BONASERA VICE PRESIDENT OF OPERATIONS
SUNNYVALE, CALIF. — NOVEMBER 7, 2006 — Harmonic Inc. (NASDAQ: HLIT) today announced the retirement of Israel Levi and the appointment of Charles Bonasera to the position of Vice President of Operations. Reporting to Patrick Harshman, Harmonic’s President and CEO, Mr. Bonasera is responsible for the Company’s worldwide manufacturing, quality and operations organization.
“Israel has contributed greatly to Harmonic’s growth and success in the various positions he has held over the years, and we wish him well in the future,” said Patrick Harshman, President and CEO of Harmonic Inc. “Moving forward, with Charles leading the operations team, we will continue to focus on improving operational efficiencies and remain committed to delivery of the highest quality products and solutions to our customers around the world. Charles brings a strong background and outstanding experience in high-tech manufacturing and supply chain management, and we are very pleased to welcome him to Harmonic.”
Mr. Bonasera has spent more than 25 years in technology operations and manufacturing management. He joins Harmonic from Solectron Corporation, a leading global provider of electronics manufacturing services and supply chain solutions, and also previously held senior management positions at Sun Microsystems.
Mr. Levi departs after a distinguished tenure of 17 years at Harmonic, where he held several executive roles, including his most recent responsibilities as Senior Vice President of Operations and Quality. Previously he served as Senior Vice President of Systems and Technology, and Vice President of Research and Development.
About Harmonic Inc.
Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.
Harmonic (NASDAQ: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
This press release contains forward-looking statements within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934, including statements related to continuing to focus on improving operational efficiencies and remaining committed to delivery of the highest quality products and solutions to our customers.
Our expectations and beliefs regarding these matters may not materialize, and actual results could differ materially from those projected. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its recent Reports filed on Form 10-K and Form 10-Q. Harmonic does not undertake to update any forward-looking statements.
EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.